CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ANDOVER MEDICAL, INC.

ANDOVER MEDICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, **DOES HEREBY CERTIFY:**

FIRST: Name Change. Effective the close of business on July 29, 2013, the certificate of Incorporation of the Corporation is hereby amended by striking out Article "FIRST" thereof and by substituting in lieu of said Article the following new Article "First":

"FIRST: The name of the corporation is **HOT MAMA'S FOODS, INC.** (hereinafter referred to as the "Corporation")."

SECOND: The Amendment to the Certificate of Incorporation herein has been adopted by resolutions of the Board of Directors and written consent of the majority of the shareholders of the Corporation, and the Amendment was properly approved and adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on this 29th day of July, 2013.

By: /s/ Matthew Morse
Name: Matthew Morse
Title: CEO